EXHIBIT 10.1

TIME BROKERAGE AGREEMENT

This Time Brokerage Agreement (the “Agreement”), dated as of August 15th, 2008, is entered into by and between Grace Media International, LLC (“Licensee”), the Licensee of certain assets relating to Radio Station WQBC AM/Vicksburg, MS (the “Stations”), and Debut Broadcasting Mississippi, Inc. (the “Broker”).

WHEREAS, Licensee and Broker intend to enter into an Asset Purchase Agreement (the “Purchase Agreement”) whereby Licensee will convey and Broker will purchase certain assets associated with the Stations; and

WHEREAS, the purchase and sale contemplated by the Purchase Agreement is subject to the prior approval and consent of the Federal Communications Commission (“FCC”); and

WHEREAS, in accordance with procedures and policies approved by the FCC, the Broker desires to avail itself of Stations’ broadcast time for the presentation of a programming service, including the sale of program and advertising time, until such time as (i) the Purchase Agreement shall be fully and finally negotiated; (ii) the FCC shall have consented to the purchase and sale contemplated by the Purchase Agreement; and (iii) such purchase and sale shall have been consummated; and

WHEREAS, in accordance with procedures and policies approved by the FCC, Licensee desires to make available to Broker the Stations’ broadcast time for the presentation of a programming service, including the sale of program and advertising time, until such time as (i) the Purchase Agreement shall be fully and finally negotiated; (ii) the FCC shall have consented to the purchase and sale contemplated by the Purchase Agreement; and (iii) such purchase and sale shall have been consummated,

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

1. Purchase of Air Time and Broadcast of the Programming. Licensee agrees to make the broadcasting transmission facilities of the Stations available to the Broker and to broadcast on the Stations, or cause to be broadcast, the Broker’s programs for up to 24 hours a day, seven days a week (the “Programming”), except for (i) the broadcast of Licensee’s public service programming as provided in Section 10.1 of this Agreement (“Licensee’s Programming”); (ii) downtime occasioned by routine maintenance performed between the hour of 12:00 midnight and 6:00 a.m.; (iii) times when Broker’s programs are not accepted or are preempted by Licensees in accordance with Sections 10.1 or 12 of this Agreement or because such Programming does not satisfy the standards of Section 7 of this agreement; and (iv) Force Majeure Events (collectively the “TBA Hours”). For purposes of this agreement, Force Majeure Events shall mean any failure or impairment of facilities or any delay or interruption in broadcasting the Programming not directly or indirectly the fault of Licensee or its employees or agents, or failure at any time to furnish the facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof, force majeure or any other causes beyond the control of Licensee. Interruption of service as a consequent of one or more Force Majeure Events shall not constitute a breach of this Agreement. Except for the current studio facilities of the Stations, all assets of the Stations including, without limitation, the transmitting equipment of Licensee relating to the Stations and any equipment owned by Licensee not currently in service shall be made available to the Broker for its use during the term of this Agreement.

2. Consideration. The terms, conditions and schedule of payment (“Consideration”) to Licensee for the broadcasting of the Programming during the term of this Agreement shall be as set forth in Schedule 2.

3. Term. This Agreement shall commence Monday, September 1st, 2008 (the “Commencement Date”). Unless earlier terminated as provided by this Agreement, or unless renewed and/or extended pursuant to other provisions of this Agreement, the term of this Agreement shall end upon the earliest to occur of: (i) written notice from one party to the other, provided the parties shall not have first executed the Purchase Agreement; (ii) the termination of the Purchase Agreement; (iii) the Closing Date, as defined in the Purchase Agreement; (iv) termination pursuant to Section 17, Section 18 or Section 19, herein; or (v) thirty (30) months after the Commencement Date by either party (not then in default) upon 45 days prior notice if the Purchase Agreement has not yet been consummated. In the event that either party receives formal or informal notice from the FCC that this Agreement or any of its terms are contrary to the public interest or violative of any FCC statute, regulation, rule or policy, the parties shall negotiate in good faith to resolve such objection and preserve the fundamental nature of this Agreement; if and to the extent the substance of this Agreement cannot be maintained by the application of Section 30 of this Agreement and/or such negotiations, either party shall have the right to terminate this Agreement immediately by written notice to the other party.

4. The Programming. The Broker may furnish programming to Licensee for not less than the minimum operating schedule required by Section 73.1740 of the FCC regulations and up to all of the TBA Hours. The nature of the program service to be provided by the Broker will be determined by Broker subject to the requirement that programming will at all times serve the public interest and comply with the provisions of Section 10.2 of this Agreement all applicable federal, state and local laws, rules and regulations and Schedule 7 and Sections 7 and 12 hereof. Licensee acknowledges that it is familiar with the nature of the Programming to be produced by the Broker and has determined that the broadcasting of the Programming on the Stations will serve the public interest. Broker shall not make any material change in the Programming after the date hereof without the prior consent of Licensee, which consent shall not be unreasonably withheld or delayed.

5. Stations’ Facilities.

5.1 Operation of Stations. Throughout the term of this Agreement, Licensee shall make the Stations available to the Broker for operation with its authorized facilities during the TBA Hours. Except for maintenance work and other improvements to the Stations or the Stations’ equipment performed by or at the direction of Broker, any maintenance work affecting the operation of the Stations at full power shall, to the extent reasonably practicable, be scheduled upon at least 48 hours prior notice with the agreement of the Broker.

5.2 Interruption of Normal Operations. Except for maintenance work and other improvements to the Stations or the Stations’ equipment performed by or at the direction of Broker, if the Stations suffer loss or damage of any nature to their transmission facilities which results in the interruption of service or the inability of the Stations to operate with their respective maximum authorized facilities, Licensee shall immediately notify the Broker, and shall undertake such repairs as necessary to restore the fulltime operation of the Stations with their maximum authorized facilities as quickly as reasonably possible. Except as may be the result of any act or omission of Broker, if the Stations do not operate with at least eighty percent (80%) of its authorized power, Broker shall be entitled to a prorated reduction in the Consideration proportionate in amount to the period of time the Stations did not operate with at least eighty percent (80%) of its authorized power. If the required repairs necessary to return the Stations to operation with their full authorized maximum facilities are not made within thirty (30) days, the Broker may terminate this Agreement upon 10 days notice to Licensee, any other provision of this Agreement notwithstanding.

6. Handling of Mail. The Broker shall provide to Licensee the original or a copy of any correspondence which it receives from a member of the public relating to the Programming to enable Licensee to comply with FCC rules and policies, including those regarding the maintenance of the public inspection file (which shall at all times remain the responsibility of Licensee).

7. Programming and Operations Standards. All programs supplied by the Broker shall be in good taste and shall meet in all material respects all requirements of the Communications Act of 1934 and all applicable rules, regulations and policies of the FCC and the policies of the Stations described in Schedule 7. All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and such Stations policies. If, in the reasonable judgment of Licensee or the Stations’ General Manager, any portion of the Programming presented by the Broker does not meet such standards, Licensee may reject, suspend or cancel any such portion of the Programming as without reduction or offset in any payment due Licensee hereunder.

8. Responsibility for Employees and Related Expenses.

8.1 Broker Employees. The Broker shall furnish (or cause to be furnished) the personnel and material for the production of the Programming to be provided by this Agreement. The Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of Programming (including sales people, traffic personnel and programming staff).

8.2 Licensee Employees. Licensee will provide and have responsibility for the Station personnel necessary for compliance with the requirements of Licensee as set forth by the FCC (which personnel shall be the Stations General Manager, Chief Operator and clerical employee(s)), and will be responsible for the salaries, taxes, insurance and related costs for all such Stations personnel. The parties acknowledge and agree that the duties of the Station’s General Manager and the Chief Operator may be performed by the same person.

8.3 Employee Oversight. Whenever on the Stations’ premises, all personnel shall be subject to the supervision and the direction of the Stations’ General Manager and/or the designated Chief Operator.

9. Advertising and Programming Revenues.

(a) During the Programming it delivers to the Stations, the Broker shall have full authority to sell for its own account commercial spot advertising and block programming time on the Stations and to retain all revenues from the sale of such advertising and programming. The parties agree that the Broker shall have complete discretion to deal as it deems appropriate with all advertising and programming accounts relating to advertising and programming sold by it; provided, however, the Broker shall deal with political candidate and supporter advertising as required by law.

(b) All accounts receivable of Licensee and the Stations as of the commencement date of this Agreement shall remain the sole property of Licensee and shall be collected by Licensee. Any amounts received by Broker with respect to Licensee’s receivables shall be promptly remitted to Licensee.

10. Operation of the Stations.

10.1 Verification of Licensee’s Control and Rights of Licensee. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Stations during the period of this Agreement. Licensee shall provide and pay for its employees, who shall report and be accountable solely to Licensee, shall be responsible for the direction of the day-to-day operation of the Stations, and shall maintain the Stations’ studio and transmission equipment and facilities, including the tower, antenna, transmitter and transmission line, and Stations’ studio- transmitter link. Licensee shall retain control over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any programming or advertisements which Licensee deems unsuitable or contrary to the public interest; the right to preempt any programs in order to broadcast a program deemed by Licensee to be of greater national, regional, or local interest; and the right to take any other actions necessary for compliance with the laws of the United States, the State of Mississippi, the rules, regulations, and policies of the FCC (including the prohibition on unauthorized transfers of control), and the rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice. Licensee reserves the right to refuse to broadcast any program containing matter which is, or in the reasonable opinion of Licensee may be, violative of any right of any third party or which may constitute a “personal attack” (as that term is defined by the FCC). Licensee agrees that Licensee’s Programming shall be aired at such times as the parties may agree based on the reasonable programming needs of the Broker. With respect to the operation of the Stations, Licensee shall at all times be ultimately responsible for meeting all of the FCC’s requirements with respect to the broadcast and nature of any public service programming, for maintaining the political and public inspection files and the Stations log, and for the preparation of all programs/issues lists. Licensee expressly acknowledges that its duty to maintain the Stations’ public inspection file is non-delegable and that Licensee retains sole responsibility for maintenance of such file. Licensee verifies that it shall maintain the ultimate control over the Stations’ facilities, including control over the finances with respect to its operation of the Stations, over its personnel operating the Stations, and over the programming to be broadcast by the Stations.

10.2. Verification by Broker and Obligations of Broker. The Broker will, during the term of this Agreement, provide local news and public affairs programming relevant to the Stations’ community to assist Licensee in satisfying its obligations to respond to the needs of its community. Broker will also forward to Licensee within twenty-four (24) hours of receipt by Broker, any letter from a member of the general public addressing Stations programming or documentation which comes into its custody which is required to be included in the Stations’ public file or which is reasonably requested by Licensee. The Broker shall furnish within the Programming on behalf of Licensee all Stations identification announcements required by the FCC rules, shall promptly provide to Licensee all records and information pertaining to the broadcast of political programming and advertisements, and shall, upon request by Licensee, provide monthly documentation with respect to such of the Broker’s programs which are responsive to the public needs and interests of the area served by the Stations in order to assist Licensee in the preparation of any required programming reports, and will provide upon request other information to enable Licensee to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. Broker certifies that this Agreement and Broker’s rights and responsibilities hereunder comply with the requirements of Section 73.3555(a) of the FCC rules.

11. Stations Call Letters and Promotion.

(a) The Broker shall submit to Licensee any promotional material which will identify the Stations by call letters or frequency for approval by Licensee at least two (2) days prior to use of such promotional material by the Broker. Licensee shall have the right to approve or reject such promotional material, such approval to not be unreasonably withheld or delayed. At no time shall Broker or its employees or agents represent, hold out, describe or portray Broker as the Licensee of the Stations.

12. Special Events. Licensee shall have the right, in its reasonable discretion, to preempt any of the broadcasts of the Programming referred to herein, and to use part or all of the hours of operation of the Stations for the broadcast of events of special importance. In all such cases, Licensee will use its best efforts to give the Broker reasonable advance notice of its intention to preempt any regularly scheduled programming, and, in the event of such preemption, the Broker shall receive a payment credit for any programming which would have been supplied by it during the time of such broadcasts by Licensee.

13. Right to Use the Programming. The right to use the Programming produced by the Broker and to authorize its use in any manner and in any media whatsoever shall be at all times be vested solely in the Broker except as authorized by this Agreement. Broker shall ensure that all necessary licensing is obtained of rights necessary for it to broadcast the Programming, and shall indemnify Licensee with respect to any claim, cost or expense to the contrary.

14. Payola. The Broker will provide to Licensee in advance of broadcast any information known to the Broker regarding any money or other consideration which has been paid or accepted, or has been promised to be paid or to be accepted, for the inclusion of any matter as a part of any programming or commercial material to be supplied to Licensee by the Broker for broadcast on the Stations, unless the party making or accepting such payment is identified in the program as having paid for or furnished such consideration in accordance with FCC requirements. Should the Stations determine that an announcement is required by Section 317 of the Communications Act of 1934 and related FCC rules, the Broker will insert that announcement in the Programming. The Broker will obtain from its employees responsible for the Programming appropriate anti-payola/plugola affidavits. Commercial matters with obvious sponsorship identification will not require disclosure beyond the sponsorship identification contained in the commercial copy. The Broker will at all times comply, and seek to have its employees comply, in all material respects with the requirements of Sections 317 and 507 of the Communications Act of 1934, as amended, and the related rules and regulations of the FCC.

15. Compliance with Law. The Broker will comply in all material respects with all laws and regulations applicable to the broadcast of programming by the Stations.

16. Indemnification Rights of Licensee.

(a) The Broker will indemnify and hold Licensee, its beneficiaries, its officers, directors, stockholders, partners and employees harmless from and against all claims, charges, loss, damage, fees and expense (including reasonable attorneys’ fees and expenses) caused by (a) any breach of Broker’s representations or warranties hereunder, (b) the conduct or negligence of Broker, its employees or agents, and (c) all liability for libel, slander, illegal competition or trade practice, violation of rights of privacy, and infringement of copyrights or other proprietary rights and violations of the Communications Act of 1934 or FCC rules resulting from the broadcast of Programming furnished by the Broker. Such indemnification shall survive the termination of this Agreement. Broker will maintain in full force and effect throughout the term of this Agreement, with responsible and reputable insurance companies, liability insurance and such other insurance as may be required by law with respect to the broadcast of the Programming, and the employment of its personnel. No investigation by Licensee shall be deemed a waiver or limitation of any of Licensee’s rights to indemnification.

(b) In the event that Licensee may be entitled to indemnification hereunder with respect to any asserted claim of, or obligation or liability to, any third party, Licensee shall so notify Broker, describing the matters involved in reasonable detail, and Broker shall be entitled to assume the defense thereof upon written notice to Licensee with counsel reasonably satisfactory to the Licensee; provided, that once the defense thereof is assumed by Broker, Broker shall keep Licensee advised of all developments in the defense thereof and any related litigation, and Licensee shall be entitled at all times to participate in the defense thereof at its own expense. If Broker fails to notify Licensee of its election to defend or contest its obligation to indemnify under this paragraph, Licensee may pay, compromise, or defend such a claim without prejudice to any right it may have hereunder.

17. Events of Default; Cure Periods and Remedies.

17.1   Events of Default. The following shall constitute Events of Default under this Agreement:

17.1.1. Non-Payment. The Broker’s failure to pay any Consideration then due within ten (10) days.

17.1.2 Default in Covenants or Adverse Legal Action. The default by either party in the performance of any material covenant, condition or undertaking contained in this Agreement, and such default is not cured within thirty (30) days after receipt of notice of default, or if either party shall make a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, for reorganization, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within 30 days thereafter.

17.1.3 Breach of Representation. If any material representation or warranty made by either party to this Agreement, or in any certificate or document furnished by either party to the other pursuant to the provisions of this Agreement, shall prove to have been false or misleading in any material respect as of the time made or furnished, and such misrepresentation or breach of warranty is not cured within thirty (30) days after receipt of notice of misrepresentation or breach.

17.2 Termination Upon Default. Upon the occurrence of an Event of Default, the nondefaulting party may terminate this Agreement, provided that it is not also in material default under this Agreement. If the Broker has defaulted in the performance of its obligations, all amounts accrued or payable to Licensee up to the date of termination which have not been paid, less payments made on behalf of Licensee by the Broker and any payment credits outstanding in favor of the Broker, shall immediately become due and payable, and Licensee shall be under no further obligation to make available to the Broker any broadcast time or broadcast transmission facilities, provided that Licensee agrees to cooperate reasonably with the Broker to discharge any remaining obligations of the Broker in the form of air time following the effective date of termination, provided Licensee shall be entitled to retain any revenues derived therefrom based upon the principle that any revenues generated from broadcasts occurring prior to the termination shall be for the benefit of Broker and any revenues generated from broadcasts occurring after the termination shall be for the benefit of Licensee.

17.3. Liabilities Upon Termination. The Broker shall be responsible for all of its liabilities, debts and obligations accrued from the purchase of broadcast time and transmission facilities of the Stations, including, without limitation, indemnification pursuant to Section 16 hereof, accounts payable, barter agreements and unaired advertisements, but not for Licensee’s federal, state, and local tax liabilities associated with Broker’s payments to Licensee as provided for herein, or for any other obligations or liabilities of Licensee or the Stations unless specifically assumed by the Broker under this Agreement. Upon termination, the Broker shall return to Licensee any equipment or property of the Stations used by the Broker, its employees or agents, in substantially the same condition as such equipment existed on the date of this Agreement, ordinary wear and tear excepted, provided that the Broker shall have no liability to Licensee for any property of Licensee which through ordinary use became obsolete or unusable, and any equipment purchased by the Broker, whether or not in replacement of any obsolete or unusable equipment of Licensee, shall remain the property of the Broker. In no event shall Licensee be liable to Broker for any indirect, consequential or special damages occasioned by operational deficiencies; Broker’s sole remedy in such event, including termination, is for equitable reduction in the monthly fee paid hereunder.

18. Broker’s Option to Terminate. The Broker shall have the right, at its option, to terminate this Agreement at any time if Licensee preempts or substitutes other programming for that supplied by the Broker during ten percent or more of the total hours of operation of the Stations in any seven consecutive days. The Broker shall give Licensee ten (10) days written notice of such termination. The Broker shall further have the right, at its option, to terminate this Agreement on ninety (90) days written notice if Broker reasonably determines, upon advice of counsel, that it is unlikely that a closing pursuant to the Purchase Agreement will occur as a consequence of the failure of the FCC to approve the application for assignment of the license of the Stations to Broker within the time frame for Closing as set forth in the Purchase Agreement for any reason other than Broker’s failure to provide information requested by the FCC.

19. Termination Upon Order of Judicial or Governmental Authority. If any court of competent jurisdiction or any federal, state or local governmental authority designates a hearing with respect to the continuation or renewal of any license or authorization held by Licensee for the operation of the Stations, advises any party to this Agreement of its intention to investigate or to issue a challenge to or a complaint concerning the activities permitted by this Agreement, or orders the termination of this Agreement and/or the curtailment in any manner material to the relationship between the parties to this Agreement of the provision of programming by the Broker, each party shall have the option to seek administrative or judicial appeal of or relief from such order(s) (in which event the other party shall cooperate with the party seeking relief from such order; the party seeking such relief shall be responsible for all expenses and legal fees incurred in such proceedings). Upon termination, Licensee shall reasonably cooperate with the Broker to the extent permitted to enable the Broker to fulfill advertising or other programming contracts then outstanding, provided Licensee shall be entitled to retain any revenues derived therefrom based upon the principle that any revenues generated from broadcasts occurring prior to the termination shall be for the benefit of Broker and any revenues generated from broadcasts occurring after the termination shall be for the benefit of Licensee.

20. Representations and Warranties.

20.1 Mutual Representations and Warranties. Each of Licensee and the Broker represents to the other that (a) it is an entity legally qualified and in good standing in all applicable jurisdictions and is qualified to do business and is in good standing in the State of Mississippi, (b) it is fully qualified, empowered, and able to enter into this Agreement, (c) this Agreement has been approved by all necessary parties or corporate action and that this Agreement constitutes the valid and binding obligation of such party, enforceable in accordance with the terms of this Agreement subject only to applicable bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally; and (d) the execution, delivery and performance hereof does not constitute a breach or violation of any agreement, contract or other obligation to which such party is subject or by which it is bound.

20.2. Representations, Warranties and Covenants of Licensee. Licensee makes the following additional representations, warranties and covenants:

20.2.1. Authorizations. Licensee owns and holds all licenses and other permits and authorizations (“FCC Licenses”) necessary for the operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the FCC), and such licenses, permits and authorizations will be maintained in full force and effect for the term of this Agreement, unimpaired by any acts or omissions of Licensee, its principals, employees or agents. The Stations operate at full authorized power in accordance in all material respects with the terms and conditions of the FCC Licenses and in accordance with the rules and regulations of the FCC. Except as may otherwise be set forth in this Agreement, there is not now pending or, to Licensee’s best knowledge, threatened, any action by the FCC or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations, and, to Licensee’s best knowledge, no event has occurred that allows or, after notice or lapse of time or both, would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restriction thereon of such a nature that may limit the operation of the Stations as presently conducted, except for proceedings affecting the radio broadcasting industry generally. Licensee has no reason to believe that any such license, permit or authorization will not be renewed during the term of this Agreement in its ordinary course. To the best of Licensee’s knowledge, Licensee is not in violation of any statute, ordinance, rule, regulation, order or decree of any federal, state, local or foreign governmental agency, court or authority having jurisdiction over it or over any part of its operations or assets, which default or violation would have a material adverse effect on Licensee or its assets or on its ability to perform this Agreement.

20.2.2. Filings. To the extent that a failure to make such a filing would have a material adverse effect on the Broker and its rights hereunder, all material reports and applications required of Licensee to be filed with the FCC (including Licensees ownership reports and renewal applications) or any other governmental agency, department or body in respect of the Stations have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained therein. All such reports and documents, to the extent required to be kept in the public inspection files of the Stations, are and will be kept in such files.

20.2.3. Facilities. To the extent a failure to comply would have a material adverse effect on Broker and its rights hereunder, the Stations’ studio and transmission equipment and facilities comply, in all material respects, with the facilities authorized by the FCC Licenses and with engineering standards necessary to deliver a quality technical signal to the area served by the Stations, and with all applicable laws and regulations (including the requirements of the Communications Act and the rules, regulations, policies and procedures of the FCC promulgated thereunder).

20.2.4. Title to Properties. Licensee has, and throughout the term of this Agreement will maintain, good and marketable title to all of the assets and properties used in the operation of the Stations.

20.2.5. Insurance. Licensee will maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies fire and extended coverage and liability insurance and such other insurance as may be required by law. Except as otherwise permitted by the Purchase Agreement, any insurance proceeds received by Licensee in respect of damaged property will be used to repair or replace such property so that the operations of the Stations conform with this Agreement.

21. Modification and Waiver. No modification or waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party adversely affected, and any such waiver and consent shall be effective only in the specific instance and for the purpose for which such consent was given.

22. No Waiver: Remedies Cumulative. No failure or delay on the part of Licensee or the Broker in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any right or remedies which either may otherwise have.

23. Construction. This Agreement shall be construed in accordance with the laws of the State of Mississippi. The obligations of the parties to this Agreement are subject to all federal, state or local laws or regulations, including those of the FCC, now or hereafter in force.

24. Headings. The headings contained in this Agreement are included for convenience only and shall not in any way alter the meaning of any provision.

25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except that either party may assign its rights and obligations hereunder to any entity controlled by or under common control with said party without the prior consent of the other party.

26. Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original and be binding on the parties to this Agreement.

27. Notices. Any notice required hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by registered or certified mail, first class postage prepaid, or by telegram, facsimile or similar means of communication, addressed as follows:

If to Licensee, to:		Grace Media International, LLC

	Attention:	Mr. Michael Corley
Telephone:
Facsimile No:

With a copy to:

Telephone:
Facsimile:

(b)	If to Broker, to:	Debut Broadcasting Mississippi, Inc.

	Attention:	Steven Ludwig
	Telephone:	(615) 301-0001
	Facsimile No.:	(615) 301-0002

	With a copy to:	Stephen Rush

	Telephone:	(615) 327-7381
	Facsimile:	(615) 327-0811

28. Expenses; Attorney's Fees. In the event any action is filed with respect to this Agreement, the prevailing party shall be reimbursed by the other party for all costs and expenses incurred in connection with the action, including without limitation reasonable attorney's fees.

29. Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof.

30. Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

31. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Mississippi without regard to its principles of conflicts of law.

32. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement is authorized to act as agent of, or otherwise represent, the other party to this Agreement.

33. Confidentiality. If a Party provides (or, prior to the execution hereof, has provided) Confidential Information (as hereinafter defined) to the other Party in writing and identified as such or if in the course of performing under this Agreement any Party learns Confidential Information regarding the facilities or plans of any other Party, the receiving Party shall protect the Confidential Information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information; provided, however, that any Party shall each be entitled to provide such Confidential Information to its directors, officers, members, managers, employees, lenders, attorneys, agents, and contractors ("Representatives"), entities controlling, controlled by or under common control of with such Party ("Party Affiliates") or the Representatives of such Party Affiliates, in each case whose access is reasonably necessary. Each such recipient of Confidential Information shall be informed by the Party disclosing Confidential Information of its confidential nature, and shall be directed to treat such information confidentially and shall agree to abide by these provisions. All obligations of a Party under this Section 33 shall be deemed to be applicable to a Party and to all Representatives of a Party, all Party Affiliates, and all Representatives of any Party Affiliates. In any event, a Party shall be responsible for any breach of this provision by any Party to whom that Party discloses Confidential Information. A Party shall not be required to hold confidential any information that: (1) becomes publicly available other than through the recipient; (2) is required to be disclosed by a governmental or judicial order, rule or regulation; (3) is independently developed by the disclosing Party; or (4) becomes available to the disclosing party without restriction from a third party. These obligations shall survive expiration or termination of this Agreement for a period of five (5) years. Confidential Information shall not include information disclosed by a Party as required by applicable law or regulation; provided, however, that the information disclosed is limited to the existence and general nature of the relationship between the Parties, including, as required, the scope, approximate revenues, purposes and expectations related to such relationship and a description of any disputes relating thereto and any Party provides the other Party with advanced written notice of such potential disclosure so that the other Party has a reasonable opportunity to secure the confidential protections thereof. For purposes of this Agreement, "Confidential Information" means all confidential and proprietary information, currently existing or subsequently created during the term of the relationship between the Parties, which any Party owns or controls and which has not been released by such Party to the general public or a third party without similar restrictions. Such information includes but is not limited to, all terms and conditions of this Agreement other than such terms and conditions as must be filed with the FCC in accordance with the FCC Rules, any and all proprietary information and any other information (excluding information in the public domain other than as a direct or indirect result of any breach by either Party of the provisions of this section) related to the business, operations, management, assets, properties, plans or prospects, condition, financial or otherwise, of any Party.

34. Certifications.

a) Pursuant to Section 73.3555(a)(2)(ii) of the FCC’s Rules, Licensee hereby certifies that it maintains ultimate control over the Stations’ facilities, including, specifically, control of the Stations’ finances, personnel employed by the Licensee, and programming broadcast by the Stations.

b) Broker hereby certifies that this Agreement complies with the provisions of paragraphs (a)(l) and (e)(l) of Section 73.3555 of the FCC’s Rules.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“LICENSEE”	“BROKER”

Grace Media International, LLC	Debut Broadcasting Mississippi, Inc.

By: /s/ Michael Corley	By: /s/ Steven Ludwig
Mr. Michael Corley	Mr. Steven Ludwig
Managing Member	CEO

SCHEDULE 2

FEES

(a) Broker shall pay Licensee $1,500 per month in advance during the term of this Agreement (due on the 1st day of each and every calendar month).

(b) Broker shall pay the following normal and customary expenses when presented with invoices from Licensee:

Electric Bills (Studios/Office and Transmitter Site)
Royalty Fees (SESAC, BMI, ASCAP)
Telephony (Studios/Office and Transmitter Site)
Insurance (Broker also-insured)
Rent (Studio/Transmitter Site)

SCHEDULE 4

PROGRAMMING

Broker will program the Stations with a sports format and provide news and pubic affairs programming which Broker deems to be in the public interest.

SCHEDULE 7

The Broker agrees to cooperate with Licensee in the broadcasting of programs in a manner consistent with the standards of Licensee, as set forth below:

1. Election Procedures. At least 90 days before the start of any primary or regular election campaign, the Broker will coordinate with Licensee’s General Manager the rate the Broker will charge for time to be sold to candidates for public office and/or their supporters to make certain that the rate charged conforms to all applicable laws and Stations policy. Throughout a campaign, the Broker will comply with all applicable laws and rules concerning political candidacy broadcasts and will promptly notify Licensee’s General Manager of any disputes concerning either the treatment of or rate charged a candidate or supporter.

2. Required Announcements. The Broker shall broadcast (i) an announcement in a form satisfactory to Licensee at the beginning of each hour to identify the Stations, (ii) an announcement at the beginning of each program day, and more often, as appropriate, to indicate that program time has been purchased by the Broker, and (iii) any other announcement that may be required by law, regulation, or Stations policy.

3. Commercial Recordkeeping. The Broker shall maintain such records of the receipt of, and provide such disclosure to Licensee of, any consideration, whether in money, goods, services, or otherwise, which is paid or promised to be paid, either directly or indirectly, by any person or company for the presentation of any programming over the Stations as are required by Sections 317 and 507 of the Communications Act and the rules and regulations of the FCC.

4. No Illegal Announcements. No announcements or promotion prohibited by federal or state law or regulation of any lottery, game or contest shall be made over the Stations.

5. Licensee Discretion Paramount. In accordance with Licensee’s responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, Licensee reserves the right to reject or terminate any advertising or other programming proposed to be presented or being presented over the Stations which is in conflict with law, regulation, Stations policy or which in the reasonable judgment of Licensee or its General Manager would not serve the public interest.

6. Indecency. Hoaxes. No programming violative of applicable laws and rules concerning indecency or hoaxes will be broadcast over the Stations. In the event the FCC issues a Notice of Forfeiture for indecency arising from Broker’s programming on the Stations, Broker shall indemnify Licensee for the amount of any such Forfeiture, which shall be paid forthwith by Broker, together with any other costs incurred by Licensee in responding and/or defending such Notice of Forfeiture, including but not limited to attorney’s fees and costs.

7. Controversial Issues. Any broadcast over the Stations concerning controversial issues of public importance shall comply with the then current FCC rules and policies.

8. Spot Commercials. The Broker will provide, for attachment to the Stations logs, a list of all commercial announcements carried during its Programming.

Licensee may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby. In any case where questions of policy or interpretation arise, the Broker shall notify Licensee before making any commitments to broadcast any programming affected by such issues.